EXHIBIT 99.1

MMEX Resources Corp. Announces its first Solar Power Hydrogen and

Carbon Capture Project Agreement

MMEX has signed its project agreement leading to the potential financing for its first Hydrogen project with carbon capture in Texas

FORT STOCKTON, TEXAS – March 24, 2021 – MMEX Resources Corp. (OTCPK: MMEX), a development-stage company focusing on the acquisition, development and financing of oil, gas, refining and infrastructure projects in Texas and South America, today announced it has signed the project agreement for its first hydrogen with carbon capture project at its existing site in Pecos County, Texas.

Jack W. Hanks, President and CEO of MMEX Resources Corp., said, “We previously announced our intention to modify our business plan moving MMEX to clean energy use and production. We announced negotiations with a European co-developer partner to develop and finance a hydrogen project with carbon capture at the MMEX Pecos County, Texas site employing steam methane reformer technology with the abundant natural gas supplies in the immediate area as the feedstock.”

Hanks commented: “We now have signed our first Project Agreement with our European partner, Black Tree Energy Group, SCM and their special purpose U.S. company, V Engineering & Consulting, LLC.”

Hanks re-confirmed MMEX’s commitment to ESG: “We continue our discussions to acquire potentially additional hydrogen projects plant site locations in East Texas, Houston ship channel area and the Corpus Christi-Rockport area. Each special purpose project company is intended to have the local/regional economic development corporation with a financial interest along with the typical local tax abatement funds to be reinvested in local economic development. In addition, each special project company is intended to be governed with diverse independent board representation from the community.”

Hanks additionally stated , “While completion of these projects will require substantial financial resources and licensing and permitting requirements that must be obtained to complete the projects, we are now ready to put this first project into the full speed ahead category.”

About MMEX Resources Corp.

MMEX Resources Corporation (MMEX) is a development stage company formed to engage in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. MMEX focuses on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas and Latin America. For more information about MMEX, visit www.mmexresources.com.

Media Inquiries

For MMEX Resources:

Kristen Quinn

Director, Public Relations

Paige PR

kristen@paigepr.com

MMEX Investor Inquiries

Please contact MMEX Resources Corp. directly at

Info@mmexresources.com

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to the Company’s ability to continue as a going concern, our lack of revenues, general business conditions, the requirement to obtain significant financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company’s SEC reports. In particular, readers should note MMEX undertakes no obligation to update forward-looking statements.

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